Exhibit 99.1

Zoomcar announces the appointment of Adarsh Menon as President to lead their business.

-Adarsh has been appointed as President and will be instrumental in continuing to scale their business-

Bangalore, January 11, 2024: Zoomcar Holdings, Inc. (Nasdaq: ZCAR), the leading marketplace for car sharing in emerging markets, today announced the appointment of Adarsh Menon as its President to lead its business. This announcement follows Zoomcar’s recent listing on NASDAQ following closing of its business combination. In his new role, Adarsh will be responsible for all aspects of Growth, Operations, and Customer Experience for the company.

Adarsh is a seasoned industry leader with over 22 years of experience and has joined Zoomcar after an eight-and-a-half-year stint with Flipkart and a twelve-year stint with Hindustan Unilever. In his last role at Flipkart, Adarsh was heading all Flipkart’s New Businesses – ClearTrip (Travel ECom), Shopsy (Hypervalue ECom) and ReCommerce (Used Goods ECom) – a new and high-growth mandate comprising of independent diverse businesses newly acquired or launched.

From leading M&A to scaling multi-billion-dollar businesses, Adarsh has a strong track record in leading businesses of various life stages by building strong revenue moats, profit pools and alliances. He has built and led large high-performing, engaged and agile cross-functional teams and has mentored and groomed several industry leaders. He enjoys solving the complex problems associated with scaling up businesses to positions of dominance in India. He is passionate about leveraging technology to solve problems for India & Indian customers.

Greg Moran, CEO and Co-Founder Zoomcar said “Adarsh’s diverse skillsets and seasoned leadership will play an instrumental role in continuing to scale our business. I am confident that in his new role he will help excellently position the company as we embark on reaching new heights for our emerging market focused peer2peer car sharing platform.”

Adarsh Menon, President, Zoomcar India added “I am very excited to be leading Zoomcar’s business at this important new phase. At Zoomcar, we’re currently sitting on the cusp of a dramatic transformation within personal mobility, and I look forward to working closely with Greg and the broader Zoomcar team to help the company reach new heights.”

About Zoomcar

Founded in 2013 and headquartered in Bengaluru, India, Zoomcar is a leading marketplace for car sharing focused on emerging markets. The Zoomcar community connects hosts with guests, who choose from a selection of cars for use at affordable prices, promoting sustainable, smart transportation solutions in growing markets.

Media Contact

Surabi Shetty

Zoomcar

surabi.shetty@zoomcar.com